Exhibit 97.1

IOVANCE BIOTherapeutics, Inc.

DODD-FRANK CLAWBACK POLICY

Iovance Biotherapeutics, Inc. (the “Company”) has adopted this clawback policy (this “Policy”) as a supplement to any other clawback policies in effect now or in the future at the Company. To the extent this Policy applies to compensation payable to a person covered by this Policy, it shall be the only clawback policy applicable to such compensation and no other clawback policy shall apply; provided that, if such other policy provides that a greater amount of such compensation shall be subject to clawback, such other policy shall apply to the amount in excess of the amount subject to clawback under this Policy. This Policy shall be interpreted to comply with the clawback rules found in 17 C.F.R. §240.10D-1 and the related listing rules of The Nasdaq Stock Market LLC (the “Exchange”), and, to the extent this Policy is in any manner deemed to be inconsistent with such rules, this Policy shall be treated as retroactively amended to be compliant with such rules.

1. Definitions. 17 C.F.R. §240.10D-1(d) defines the terms “Executive Officer,” “Financial Reporting Measures,” “Incentive-Based Compensation,” and “Received.” As used herein, these terms shall have the same meanings as in that regulation, the current versions of which are re-stated below, as may be amended from time to time if that regulation is amended:

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant.

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the U.S. Securities and Exchange Commission.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

“Received” refers to the statement that Incentive-Based Compensation is deemed received in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

2. Application of this Policy. This Policy shall only apply in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Furthermore, this Policy shall only apply to Executive Officers. Finally, this Policy shall apply to all Incentive-Based Compensation Received by an Executive Officer on or after October 2, 2023.

3. Recovery Period. The Incentive-Based Compensation subject to clawback is the Incentive-Based Compensation Received during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in Section 2 of this Policy, provided that the person served as an Executive Officer at any time during the performance period applicable to the Incentive-Based Compensation in question. The date that the Company is required to prepare an accounting restatement shall be determined pursuant to 17 C.F.R. §240.10D-1(b)(1)(ii).

(a) Notwithstanding the foregoing, this Policy shall only apply if the Incentive-Based Compensation is Received (i) while the Company has a class of securities listed on the Exchange and (ii) on or after October 2, 2023.

(b) See 17 C.F.R. §240.10D-1(b)(1)(i) for certain circumstances under which this Policy will apply to Incentive-Based Compensation received during a transition period arising due to a change in the Company’s fiscal year.

4. Erroneously Awarded Compensation. The amount of Incentive-Based Compensation subject to this Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation Received that exceeds the amount of Incentive Based-Compensation that otherwise would have been Received had it been determined based on the restated amounts and shall be computed without regard to any taxes paid.

(a) For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.

5. Recoupment. The Company shall recover reasonably promptly any Erroneously Awarded Compensation, except to the extent that the conditions of paragraphs (a), (b), or (c) below apply. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company shall determine the repayment schedule for each amount of Erroneously Awarded Compensation in a manner that complies with this “reasonably promptly” requirement. Such determination shall be consistent with any applicable legal guidance, by the U.S. Securities and Exchange Commission, judicial opinion, or otherwise. The determination of “reasonably promptly” may vary from case to case, and the Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

(a) Erroneously Awarded Compensation need not be recovered if the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered and the Committee has made a determination that recovery would be impracticable. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.

(b) Erroneously Awarded Compensation need not be recovered if recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation and shall provide such opinion to the Exchange.

(c) Erroneously Awarded Compensation need not be recovered if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

6. Sources of Recoupment. To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment of Erroneously Awarded Compensation from the Executive Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive-Based Compensation payments; (ii) future payments of Incentive-Based Compensation; (iii) cancellation of outstanding Incentive-Based Compensation; (iv) direct repayment; and (v) non-Incentive-Based Compensation or securities held by the Executive Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Executive Officer.

7. Administration. This Policy is administered by the Committee. The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all Executive Officers subject to this Policy, unless determined to be an abuse of discretion. The Board may amend this Policy at any time.

8. No Indemnification. Notwithstanding anything to the contrary in any other policy of the Company or any agreement between the Company and an Executive Officer, no Executive Officer shall be indemnified by the Company against the loss of any Erroneously Awarded Compensation.

9. 2018 Equity Incentive Plan, as Amended. The 2018 Equity Incentive Plan, as amended, provides that any award made pursuant to it is subject to (including on a retroactive basis) any clawback required by applicable law and/or the rules and regulations of the Exchange or any other securities exchange or inter-dealer quotation service on which the Company’s common stock is listed or quoted and that such requirements shall be deemed incorporated by reference into all outstanding award agreements.

10. Agreement to Policy by Executive Officers. The Committee shall take reasonable steps to inform Executive Officers of this Policy and obtain their agreement to this Policy, which steps may constitute the inclusion of this Policy as an attachment to any award that is accepted by the Executive Officer or the execution of an acknowledgement and agreement to this Policy by such Executive Officer.

This Policy was adopted by the Board on November 17, 2023.